Media Release

Contacts:
Andy Ernsting - Barkley Evergreen & Partners
aernsting@beap.com
(816) 512-9153

 Farmland Announces Bid for SF Phosphates

KANSAS CITY, Mo. (Sept. 29, 2003) - Farmland Industries reached an agreement with J.R. Simplot Company for the sale of Farmland's interest in a phosphate fertilizer manufacturing plant, mine, and connecting pipeline for $64.5 million cash and additional consideration as provided in the agreement.

The Rock Springs, Wyo., manufacturing facility and the phosphate mine, located at Vernal, Utah, have been owned and operated by SF Phosphates Limited Company, a joint venture of Simplot and Farmland, since 1992.

"This agreement offers a smooth transition of Farmland's assets to our existing partner," said Stan Riemann, Farmland executive vice president and president, Crop Production. "We anticipate a swift close to this transaction."

The agreement is subject to an auction proceeding under the supervision of the U.S. Bankruptcy Court.  Other parties will be permitted to bid on Farmland's interest in SF Phosphates.  If there are no higher or better bids, Simplot will proceed with the purchase in accordance with the agreement. The auction is expected to occur in early November.

Simplot President and CEO Larry Hlobik said the Company's familiarity with SF Phosphates, and its existing fertilizer marketing and distribution capabilities, make this a very logical acquisition.

"This complements our other fertilizer business, and will help ensure an adequate supply of phosphate products for our customers," said Simplot President and CEO Larry Hlobik.

Farmland Industries, Inc., Kansas City, Mo., (www.farmland.com) is a diversified agricultural cooperative with interests in food, fertilizer, petroleum, grain and animal feed businesses.

Simplot is a privately-held company based in Boise, Idaho whose primary business - food processing, agricultural fertilizers, farming and cattle feeding - generate annual revenues of more than $3 billion and employ 12,000.  In addition to Pocatello, Simplot has fertilizer plants in Lathrop, California, and Brandon, Manitoba.

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Farmland Industries, Inc.   World Headquarters   P. O. Box 12200   Kansas City, MO 64195-0111
Phone: 816 713-7000   Fax: 816 713-6979   http://www.farmland.com